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                                                                    EXHIBIT 23.7


               CONSENT OF INDEPENDENT PETROLEUM RESERVE ENGINEERS

Dear Sirs:


We consent to the incorporation by reference in this Registration Statement on Form S-4 and to the reference to Form 10-K of portions of our reports entitled "UMC Petroleum Corporation, Evaluation of Certain Interests in the State of Montana, SEC Parameters, as of January 1, 1998", dated February 3, 1998; and "UMC Resources Canada Ltd., Evaluation of Oil & Gas Reserves, SEC Parameters, as of January 1, 1998", dated January 27, 1998, (the "Reports") and to our having evaluated the Corporations' interest in oil and gas reserves. We also consent to the reference of our firm under the caption "Experts".


Sincerely,

MCDANIEL & ASSOCIATES CONSULTANTS LTD.


/s/ W.C. SETH


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W.C. Seth, P. Eng.


President & Managing Director


Calgary, Alberta

Dated:  February 20, 1998